SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 30, 2003


                                  eGames, Inc.
             (Exact name of registrant as specified in its charter)


Pennsylvania                         0-27102                   23-2694937
------------                         -------                   ----------
(State or other jurisdiction   (Commission File Number)      (IRS Employer
 of incorporation)                                          Identification No.)



2000 Cabot Blvd. West, Suite 110, Langhorne, PA                19047-1833
-----------------------------------------------                ----------
(Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (215) 750-6606


                    -----------------------------------------
          (Former name or former address, if changed since last report)

Item 7(c). Exhibits


Exhibit
Number               Description
-------              -----------

99.1       Press Release dated October 30, 2003


Item 12.   Results of Operations and Financial Condition

On October 30, 2003, eGames, Inc. (the "Company") issued a press release announcing its financial results for the three months ended September 30, 2003. A copy of the press release is attached hereto as Exhibit 99.1. The press release shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, but instead is furnished as provided by General Instruction B.6 of Form 8-K.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     eGames, Inc.


                                     By: /s/ Thomas W. Murphy
                                         ----------------------------------
                                         Thomas W. Murphy, Vice President and
                                         Chief Financial Officer
Dated: October 30, 2003

                                                                 EXHIBIT 99.1
At eGames, Inc.
---------------
Jerry Klein, President & CEO
(215) 750-6606 (Ext. 118)
Tom Murphy, Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release


                                eGAMES ANNOUNCES
                   FIRST QUARTER FISCAL 2004 FINANCIAL RESULTS


Langhorne, PA - October 30, 2003 - eGames, Inc. (OTCBB: EGAM), a publisher of Family Friendly(TM), value-priced consumer entertainment PC software games, today announced its financial results for the three months ended September 30, 2003.

Three Months Ended September 30, 2003:
--------------------------------------
For the three months ended September 30, 2003, net sales increased by $193,000, or 10%, to $2,052,000 compared to $1,859,000 for the same quarter a year earlier. Net income was $478,000, or $0.05 per diluted share, compared to $213,000, or $0.02 per diluted share, for the same quarter a year ago.

The $193,000 increase in net sales resulted from a $506,000 increase in net product sales to traditional software distributors and retailers, due primarily to the increased distribution of the Company's software titles to the major North American mass-merchant and specialty retailers served by the Company's largest distributor (Atari, Inc.). The $506,000 net sales increase to traditional software distributors and retailers was partially offset by a $233,000 decrease in net product sales to inventory liquidation distributors and retailers, combined with a $75,000 decrease in net product sales to non-traditional software distributors and retailers and a $5,000 decrease in licensing revenues compared to the year ago quarter.

The following table represents the Company's net sales by distribution channel for the quarters ended September 30, 2003 and 2002, respectively:


                       Net Sales by Distribution Channel
                             (amounts in thousands)


                                                           Three Months ended
                                                              September 30,
                                                      ---------------------------
                                                                         Increase
Distribution Channel                                    2003    2002    (Decrease)
----------------------------------------------------- -------  -------  ---------
Traditional software distributors and retailers       $ 1,951  $ 1,445    $ 506
Inventory liquidation distributors and retailers        - 0 -      233     (233)
Non-traditional software distributors and retailers     - 0 -       75      (75)
Licensing revenues                                        101      106       (5)
----------------------------------------------------- -------  -------  ---------
Totals                                                $ 2,052  $ 1,859    $ 193
                                                      =======  =======    =====


First Quarter Fiscal 2004 Financial Highlights:
-----------------------------------------------
The Company's first quarter fiscal 2004 financial results benefited from improvements in net sales and gross profit margin, combined with reductions in operating expenses and interest costs. The following items represent certain key financial highlights achieved during the first quarter of fiscal 2004 compared to the same period a year ago:

     o Net product sales to traditional software distributors and retailers increased by $506,000 or 35%;
     o North American retailers' shelf positions dedicated to eGames titles increased to approximately 76,000 from 67,000 retail slots;
     o  Gross profit margin increased to 60% from 53%;
     o  Operating margin increased to 25% from 12%; and
     o  Net income increased by 125% to $478,000.

Key items contributing to the 7% gross profit margin improvement for the first quarter of fiscal 2004, compared to the same period a year earlier, include cost savings, as a percentage of net sales, from:

     o Lower product costs resulting from a reduction in higher costing inventory liquidation sales, which was partially offset by an increase in certain box titles having higher product costs;
     o Lower freight and distribution costs due to increased cost effective product shipments to a concentrated group of distributors and retailers; and
     o  Lower royalty costs due to product mix.

The following table represents the Company's summary balance sheet information as of September 30, 2003 and June 30, 2003, respectively:

                        Summary Balance Sheet Information
                             (amounts in thousands)

                                            As of
                                  -------------------------------------------
                                  September 30,     June 30,      Increase
Description                           2003            2003       (Decrease)
--------------------------------  -------------   -----------   -------------
Cash and cash equivalents            $  757         $ 1,024       ($  267)
Accounts receivable, net              1,660           1,149           511
Inventory, net                          610             500           110
Other assets                            332             256            76
Total liabilities                    (1,127)         (1,183)          (56)
--------------------------------  -------------   -----------   -------------
Stockholders' equity                $ 2,232         $ 1,746         $ 486
                                    =======         =======         =====

Comments:
---------
Jerry Klein, President and CEO of eGames, stated "Our first quarter fiscal 2004 financial results represent the continued successful implementation of our business plan, which continues to focus on providing fun, familiar, easy-to-play, value-priced consumer entertainment PC software games to the value conscious consumer, and at prices that are both appealing to consumers and profitable to retailers and eGames. We believe we have properly structured our resources in a way that best satisfies the increasing number of retail consumers of our products through a group of efficient and cost effective distribution and retail relationships."

Mr. Klein further stated, "Since this time last year, we have increased sales and improved our gross profit margin, reduced operating expenses and interest costs, increased cash, eliminated bank debt, established a new credit facility, and most importantly, increased our stockholders' equity by approximately $1.9 million. The dominant objectives of our business plan are to improve the Company's financial strength and maximize shareholder value by leveraging our recent success and specifically by continuing to be profitable and cash flow positive. As fiscal 2004 continues, we plan on remaining committed to being financially disciplined while searching for additional ways to improve profitability and maximize our cash flow.

Additionally, we recently introduced the RealAge Games & Skills brand at www.realagegames.com. Our new RealAge Games & Skills software title is a collection of activities and games designed for the PC user to help build and maintain mental sharpness. There are over 119 million Americans today between the ages of 45 and 69 that can benefit from this product. Aging research consistently reveals that everyone can benefit in preventing age-related declines in mental ability and even Alzheimer's and dementia simply by keeping their minds active. RealAge Games & Skills also provides information and knowledge gathered from over 25 years of research funded by the National Institute on Aging. The RealAge Games & Skills brand leverages the success of the eGames brand, and through this new brand, we hope to reach consumers new to PC gaming."

About the Company:
------------------
eGames, Inc., headquartered in Langhorne, PA, publishes and markets a diversified line of Family Friendly(TM), value-priced consumer entertainment PC software games. The Company promotes the eGames(TM), Game Master Series(TM), and Outerbound(TM) brands in order to generate customer loyalty, encourage repeat purchases and differentiate eGames software products to retailers and consumers. eGames - Where the "e" is for Everybody!(R) Additional information regarding eGames, Inc. can be found on the Company's Web site at www.egames.com.

Forward-Looking Statement Safe Harbor:
--------------------------------------
This press release contains certain forward-looking statements, including without limitation, statements regarding: the Company's objectives of improving the Company's financial strength and maximizing shareholder value by leveraging the Company's recent success and specifically by continuing to be financially disciplined, profitable and cash flow positive; the Company's continuing commitment to improving profitability and maximizing cash flow; the future performance of the Company's new RealAge Games & Skills brand; and other statements that contain the words "believes," "expects," "may," "should," or "anticipates". The actual results achieved by the Company and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the continued success of the Company's third party distribution relationships, including the financial viability of its largest distributors; the market acceptance and successful sell-through results for the Company's products at retail stores, particularly new titles that are priced higher than those that the Company has historically sold; the market acceptance of increased pricing of the Company's products; the amount of unsold product that is returned to the Company by retail stores and distributors; the Company's ability to accurately estimate the amount of product returns and price markdowns that will occur and the adequacy of the allowances established for such product returns and price markdowns; the continued allocation of adequate shelf space for the Company's products in major retail chain stores; the Company's ability to collect outstanding accounts receivable and establish adequate allowances for uncollectible receivables; the ability to deliver products in response to orders within a commercially acceptable time frame; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; consumers' continued demand for value-priced software; increased competition in the value-priced software category; and various other factors, many of which are beyond the Company's control. Risks and uncertainties that may affect the Company's future results and performance also include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 filed with the Securities and Exchange Commission.